Exhibit 99.1

                                                                COMPANY CONTACT:
                                        Steve P. Loomis, Chief Financial Officer
                                                                sloomis@cdic.com
                                                          800-778-4825 Ext. 1015

              CardioDynamics Regains Compliance with NASDAQ Listing
                                  Requirements

SAN DIEGO, CA--May 27, 2008--CardioDynamics International Corporation (Nasdaq:
CDICD), the innovator and leader of impedance cardiography (ICG) technology, today announced that it has regained compliance with Nasdaq listing requirements. On May 23, 2008, the Company received notification from Nasdaq that it is once again in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Marketplace Rule 4310(c)(4) and that the Company's non-compliance announced on April 18, 2008, has been remedied.

Michael K. Perry, CardioDynamics Chief Executive Officer, stated, "We are pleased to regain compliance with the Nasdaq listing requirements and have the immediate threat of delisting now clearly behind us. Investor response has been favorable to the reverse split with our share price advancing during challenging market conditions. We believe the reinstated Nasdaq compliance coupled with our recent five consecutive quarters of revenue growth, international sales momentum, continued growth plan for 2008, and intense focus on achieving positive operating cash flow by the fourth quarter are solid catalysts for growth in shareholder value."

About CardioDynamics:

CardioDynamics, the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography. The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare, Philips Medical Systems and Mindray. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:
Except for historical and factual information contained herein, this press release contains forward-looking statements, such as those relating to the company's ability to maintain compliance with Nasdaq listing standards, future growth and positive operating cash flows, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2007 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.